Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 1, 2005 (the “Effective Date”), by and between SCIENTIFIC GAMES CORPORATION (“SGC”), a Delaware corporation or any affiliate thereof, as indicated on the signature page (the “Company”) and Michael Chambrello (“Executive”).

1.             Employment; Term.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth herein. The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on June 30, 2008, as may be extended in accordance with this Section 1 and subject to earlier termination in accordance with Section 5. The Term shall be extended automatically without further action by either party by one additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party prior to the date which is one hundred twenty (120)  days prior to the date upon which such extension would otherwise have become effective electing not to further extend the Term, in which case Executive’s employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated in accordance with Section 5.

2.             Offices and Duties.

(a)           During the Term, Executive will serve as President and Chief Operating Officer for the Company, and will serve as an officer or director of any subsidiary or affiliate of the Company if elected to any such position by the shareholders or by the Board of Directors of the Company or any subsidiary or affiliate, as the case may be. In such capacities, the Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions, including without limitation primary responsibility for the day to day operations of the Company, reporting to the Chief Executive Officer of the Company.  Executive understands that the Chief Executive Officer shall have primary responsibility for activities of the Company relating to corporate finance, mergers and acquisitions, corporate legal affairs, strategic planning, and the like.  Subject to Section 5(d), Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine after consultation with Executive.

(b)           The Executive hereby agrees to accept such employment and election to any such offices and to render the services described above. Throughout the Term, Executive agrees to: (i) devote all of Executive’s business effort, time, attention, energy, and skill to Executive’s positions with the Company (subject to the Company’s policies with respect to vacations and absences); (ii) faithfully, loyally, and industriously perform such duties; (iii) comply with all of the Company’s policies and procedures, as well as all applicable law and regulations, that are known or should be known to Executive; (iv) comply with all reasonable requests, instructions and regulations made by the Company; and (v) travel for business purposes to the extent necessary or appropriate in the performance of Executive’s duties. Executive may serve on the boards of a reasonable number of business entities, trade associations, charitable organizations, and similar entities with the prior consent of the Board of Directors provided that such service does not materially interfere with Executive’s performance of his duties hereunder.

3.             Compensation.

(a)           Base Salary.  During the Term the Company shall pay Executive a base salary (the “Base Salary”) at the initial rate of $750,000 per annum, payable biweekly (except to the extent deferred under a deferred compensation plan) and subject to all withholdings that are legally required or are agreed to by Executive.  Such salary shall be adjusted as of January 1st of each year, beginning with January 1, 2006, based on the New York area Consumer Price Index, with 2005 as the base year.  In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary beyond the CPI adjustment, such increased amount (together with any CPI adjustment) shall, from and after the effective date of the increase, constitute the “Base Salary” for purposes of this Agreement.

(b)           Incentive Compensation.  Executive shall have the opportunity annually to earn incentive compensation in amounts determined by the Compensation Committee of the Board of SGC (the “Compensation Committee”) in accordance with the applicable incentive compensation plan of the Company as in effect from time to time, provided that such Incentive Compensation shall be paid no later than March 14 of the year following the end of the calendar year in which such fiscal year ends.  Under such plan, Executive shall have the opportunity to earn up to 75% of Base Salary as incentive compensation at Target Opportunity (“Target Bonus”) and up to 150% of Base Salary as incentive compensation at Maximum Opportunity.  Any such incentive compensation shall be pro rated for any portion of a fiscal year to which this agreement pertains, including 2005.

(c)           Initial Stock Option Grant.  Executive shall be granted 1,000,000 stock options as of the Effective Date at an exercise price equal to 100% of the fair market value of the common stock of SGC at the date of grant in the form and subject to the terms and conditions set forth in Exhibit C hereto.

(d)           Eligibility for Annual Equity Awards.  Executive shall be eligible to receive an annual stock option or other equity award, in the sole discretion of the SGC Compensation Committee, in accordance with the applicable plans and programs for senior executives of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest under any such plan or program.

4.             Benefits.

(a)           The Company shall reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement, on a timely basis upon submission by Executive of vouchers therefore in accordance with the Company’s standard procedures.

(b)           Executive shall be entitled to participate, without discrimination or duplication, in any and all medical insurance, group health, disability, life, accidental death, dismemberment insurance, 401(k) or other retirement, deferred compensation, profit sharing, stock ownership and such other plans and programs which are made generally available by the Company to its other senior executives in accordance with the terms of such plans and programs and subject to the Company’s right to at any time amend or terminate any such plan or program. Executive shall be entitled to paid vacation, holidays, and any other time off in accordance with the Company’s policies in effect from time to time.

(c)           In addition, Executive shall be entitled during the Term to the benefits and perquisites identified in Exhibit D to this Agreement.

5.             Termination.  Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances:

(a)           Death; Total Disability.  Executive’s employment hereunder shall terminate upon Executive’s death, and the Company may terminate Executive’s employment hereunder in the event of Executive’s “Total Disability.” For purposes of this Agreement, “Total Disability” shall mean Executive’s (a) becoming eligible to receive benefits under any long-term disability insurance program or (b) failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period due to physical or mental incapacity or impairment.

(b)           Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause upon written notice (as described below) to Executive referring to this Section 5(b). For purposes of this Agreement, the term “Cause” shall mean (i) gross neglect by the Executive of the Executive’s duties hereunder; (ii) conviction (including conviction on a nolo contendere plea) of the Executive of any felony; (iii) conviction (including conviction on a nolo contendere plea) of the Executive of any non-felony crime or offense involving the property of the Company or any of its subsidiaries or affiliates or evidencing moral turpitude; (iv) willful misconduct by the Executive in connection with the performance of the Executive’s duties hereunder; (v) intentional breach by the Executive of any material provision of this Agreement; or (vi) any other willful or grossly negligent conduct on the part of the Executive which would make the Executive’s continued employment by the Company materially prejudicial to the best interests of the Company.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive written notice setting forth in reasonable detail the facts and circumstances claimed as the basis for termination of Executive’s employment and, with respect to clauses (i), (iv), (v), and (vi) hereof, Executive shall have failed to cure such Cause within thirty days after receiving such notice.

(c)           Termination by the Company Without Cause.  The Company may terminate Executive’s employment hereunder at any time, without Cause, for any reason or no reason.

(d)           Termination by Executive for Good Reason.  Executive may terminate Executive’s employment hereunder for Good Reason (as defined below) if the Company has failed to cure the event or condition constituting Good Reason within thirty days after the Executive gives written notice to the Company setting forth in reasonable detail the facts and circumstances allegedly constituting Good Reason and specifically referencing this Section 5(d). For purposes of this Agreement, “Good Reason” shall mean that without Executive’s prior written consent, any of the following shall have occurred within ninety days prior to the delivery of such notice:  (i) a material change, adverse to Executive, in Executive’s positions, titles, offices, or duties as provided in Section 2, except, in such case, in connection with the termination of Executive’s employment for Cause, Total Disability or death; (ii) an assignment of any significant duties to Executive which are inconsistent with Executive’s positions or offices held under Section 2; (iii) a decrease in Base Salary or material decrease in Executive’s incentive compensation opportunities provided under this Agreement; and (iv) any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement.

(e)           Termination by Executive for Other than Good Reason.  Executive may terminate Executive’s employment hereunder for any reason or no reason upon 30 days’ prior written notice to the Company referring to this Section 5(e); provided, however, that a termination of Executive’s employment by reason of death, Total Disability or Good Reason shall not constitute a termination by Executive for other than Good Reason pursuant to this Section 5(e).

6.             Compensation Following Termination Prior to the End of the Term.  In the event that Executive’s employment hereunder is terminated prior to the end of the Term, Executive shall be entitled only to the following compensation and benefits:

(a)           Standard Termination Payments.  Following termination of Executive’s employment for any reason, in addition to such other amounts provided for pursuant to Sections 6(b) through (e) below, the Company shall pay the following amounts, and make the following other benefits available, to Executive (collectively, the “Standard Termination Payments”):

(i)            Any accrued but unpaid Base Salary (as determined pursuant to Section 3(a)) for services rendered to the date of termination payable within 30 days of termination;

(ii)           All vested nonforfeitable amounts owing or accrued at the date of termination under benefit plans, programs, and arrangements set forth or referred to in Section 4 hereof in which Executive theretofore participated will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

(iii)          Except as provided in Section 7.6, all stock options and other stock awards will be governed by the terms of the plans and programs under which the options or other awards were granted; and

(iv)          Reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed in accordance with Section 4(a).

(b)           Termination by Reason of Death.  In the event that Executive’s employment is terminated prior to the expiration of the Term by reason of Executive’s death, the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)            The Standard Termination Payments (as defined in Section 6(a));

(ii)           A lump sum payment equal to 6 months of Executive’s Base Salary, payable within 30 days of termination;

(iii)          If Incentive Compensation for the prior fiscal year has not been paid, a lump sum payment of any Incentive Compensation Executive would have received for such year but for such termination of employment, payable as and when such Incentive Compensation would have been payable under Section 3(b); and

(iv)          In lieu of any Incentive Compensation for the year in which such termination of employment occurs, payment of an amount equal to (A) the highest annual Incentive Compensation paid to Executive in respect of the two most recent fiscal years of the Company or, if Executive was not employed during the prior fiscal year, Executive’s Target Bonus for the then-current fiscal year, but in any event not more than 100% of Executive’s Base Salary as of the date of termination, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination, payable as and when such Incentive Compensation would otherwise have been payable under Section 3(b).

(c)           Termination by Reason of Total Disability.  In the event that Executive’s employment is terminated prior to the expiration of the Term by reason of Total Disability pursuant to Section 5(a), the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)            The Standard Termination Payments (as defined in Section 6(a));

(ii)           Continued payment of the Base Salary for a period of twelve (12) months following termination, provided such amounts shall be reduced by any disability payments provided to Executive as a result of any disability plan sponsored by the Company or its affiliates providing benefits to Executive, if the payments to Executive hereunder and thereunder would exceed one hundred percent (100%) of Executive’s Base Salary;

(iii)          If Incentive Compensation for the prior fiscal year has not been paid, a lump sum payment of any Incentive Compensation Executive would have received for such year but for such termination of employment, payable as and when such Incentive Compensation would have been payable under Section 3(b);

(iv)          In lieu of any Incentive Compensation for the year in which such termination of employment occurs, payment of an amount equal to (A) the highest annual Incentive Compensation paid to Executive in respect of the two most recent fiscal years of the Company or, if Executive was not employed during the prior fiscal year, Executive’s Target Bonus for the then-current fiscal year, but in any event not more than 100% of Executive’s Base Salary as of the date of termination, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination, payable as and when such Incentive Compensation would otherwise have been payable under Section 3(b).

(v)           If Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly premiums for such coverage for a period of eighteen (18) months.

(d)           Termination by the Company for Cause; Termination by Executive for Other than Good Reason.  In the event that Executive’s employment is terminated by the Company for Cause pursuant to Section 5(b) or by Executive for other than Good Reason pursuant to Section 5(e), the Executive shall be entitled to receive the Standard Termination Payments (as defined in Section 6(a)).

(e)           Termination by the Company Without Cause or by Executive For Good Reason.  In the event that Executive’s employment is terminated by the Company without Cause pursuant to Section 5(c) or by Executive for Good Reason pursuant to Section 5(d), the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)            The Standard Termination Payments (as defined in Section 6(a));

(ii)           The Base Salary for a period of twenty-four (24) months following termination in equal installments in accordance with the Company’s standard payroll practices, provided, however, that no payments shall be made until six months after the termination of Executive’s employment with the Company and the first payment shall be equal to the aggregate amount that would have been paid during such six-month period;

(iii)          Payment of an amount equal to the Severance Bonus Basis (as defined below) multiplied by two (the “Severance Bonus Pay”).  For purposes of this Agreement, “Severance Bonus Basis” shall mean (A) the greater of (I) Executive’s Incentive Compensation for the prior fiscal year and (II) Executive’s Incentive Compensation for the most recent fiscal year ending more than twelve months prior to such termination of employment, or (B) if Executive was not employed during the prior fiscal year, Executive’s Target Bonus for the then-current fiscal year; provided, however, that the Severance Bonus Basis shall not in any event be more than 100% of Executive’s Base Salary as of the date of termination.  The Severance Bonus Pay shall be payable in equal installments in accordance with the Company’s standard payroll practices, provided, however, that no payments shall be made until six months after the termination of Executive’s employment with the Company and the first payment shall be equal to the aggregate amount that would have been paid during such six-month period;

(iv)          If Incentive Compensation for the prior fiscal year has not been paid, a lump sum payment of any Incentive Compensation Executive would have received for such year but for such termination of employment, payable as and when such Incentive Compensation would have been payable under Section 3(b);

(v)           In lieu of any Incentive Compensation for the year in which such termination of employment occurs, payment of an amount equal to (A) the highest annual Incentive Compensation paid to Executive in respect of the two most recent fiscal years of the Company or, if Executive was not employed during the prior fiscal year, Executive’s Target Bonus for the then-current fiscal year, but in any event not more than 100% of Executive’s Base Salary as of the date of termination, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination, payable as and when such Incentive Compensation would otherwise have been payable under Section 3(b).

(vi)          If Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly premiums for such coverage for a period of eighteen (18) months.

Notwithstanding the foregoing, if a reduction in Base Salary or other level of compensation or benefit was a basis for Executive’s termination for Good Reason, the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 6(e).

(f)            Termination Upon or Subsequent to the Expiration of the Term.  In the event that Executive’s employment is terminated upon or subsequent to the expiration of the Term, the Executive shall be entitled to receive the Standard Termination Payments (as defined in Section 6(a)) plus any Incentive Compensation Executive would have received for such year but for such termination of employment, payable as and when such Incentive Compensation would have been payable under Section 3(b), provided that if Executive’s employment is terminated upon or subsequent to the expiration of the Term following the Company giving notice pursuant to Section 1 electing not to further extend the Term, the Executive shall be entitled to receive the payments and benefits payable pursuant to Section 6(e) following a Termination by the Company Without Cause.

(g)           No Obligation to Mitigate.  The Executive shall have no obligation to mitigate or offset damages pursuant to this Section 6.

(h)           No Other Benefits or Compensation.  Except as may be provided under this Agreement, under any other written agreement between Executive and the Company, or under the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company, or to participate in any other plan, arrangement or benefit provided by the Company, with respect to any future period after such termination or resignation.

(i)            Release of Employment Claims; Compliance with Section 7.  Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Section 6 (other than the Standard Termination Payments), that Executive will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment (other than enforcement of this Agreement) and Executive will not in the future seek employment at the Company.  The Company’s obligation to make any termination payments and benefits provided for in Section 6 (other than the Standard Termination Payments) shall immediately cease if Executive willfully and materially breaches Section 7.1(a) (other than the first sentence thereof), 7.1(b), 7.2 (other than the first and penultimate sentences of 7.2(a)), 7.3, 7.4, or 7.8.

(j)            Change in Control.

(i)            In the event Executive’s employment is terminated by the Company without Cause pursuant to Section 5(c) or by Executive for Good Reason pursuant to Section 5(d) and the termination occurs upon or within two years immediately following a “Change in Control,” in lieu of receiving the payments described in 6(e), and subject to the provisions of Section 6(i), Executive shall receive a lump sum payment equal to the sum of:

(A)          Three times the Base Salary; and

(B)           Three times the Severance Bonus Basis (as defined in Section 6(e)(iii));

(C)           In lieu of any Incentive Compensation for the year in which such termination of employment occurs, payment of an amount equal to (A) the highest annual Incentive Compensation paid to Executive in respect of the two most recent fiscal years of the

Company or, if Executive was not employed during the prior fiscal year, Executive’s Target Bonus for the then-current fiscal year, but in any event not more than 100% of Executive’s Base Salary as of the date of termination, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination; and

(D)          If Incentive Compensation for the prior fiscal year has not been paid, a lump sum payment of any Incentive Compensation Executive would have received for such year but for such termination of employment.

In addition, if Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly premiums for such coverage for a period of eighteen (18) months following such termination.

(ii)           In the event Executive’s employment is terminated by the Company without Cause pursuant to Section 5(c) or by Executive for Good Reason pursuant to Section 5(d) and the termination occurs “In Anticipation of a Change in Control” and the “Change in Control” actually occurs within six (6) months after the termination, unless the relevant facts and circumstances clearly demonstrate that the possibility that such “Change in Control” would occur was remote as of the date of such termination, Executive shall receive a lump sum payment equal to the sum of the amounts in Section 6(k)(i), less any amounts already paid to Executive pursuant to Section 6(e).

(iii)          For purposes of this Section 6(k), a “Change in Control” shall be deemed to have occurred if:

(A)          Any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13 (d) of the Exchange Act but excluding SGC and any subsidiary or affiliate and any employee benefit plan sponsored or maintained by SGC or any subsidiary or affiliate (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of SGC representing at least 40% of the combined voting power of SGC’s then-outstanding securities;

(B)           The stockholders of SGC approve a merger, consolidation, recapitalization, or reorganization of SGC, or a reverse stock split of any class of voting securities of SGC, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the total voting power represented by the voting securities of SGC or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of SGC outstanding immediately prior to such transaction; provided that, for purposes of this Section 6(k)(iii)(B), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of SGC or such surviving entity or of any subsidiary of SGC or such surviving entity;

(C)           The stockholders of SGC or the Company, as applicable, approve a plan of complete liquidation of SGC or the Company, an agreement for the sale or disposition by SGC or the Company of all or substantially all of its assets (or any transaction having a similar effect), or SGC sells all or substantially all of the stock of the Company to any person or entity other than an affiliate of SGC; or

(D)          During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Subsection (A), (B), or (C) hereof) whose election by the Board of Directors of SGC or nomination for election by SGC’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute at least a majority of the Board of Directors of SGC.

(iv)          For purposes of this Section 6(k), a termination shall be considered “In Anticipation of a Change in Control” if the termination occurs after:

(A)          the issuance of a proxy statement by SGC with respect to an election of directors for which there is proposed one or more directors who are not recommended by the Board of Directors of SGC or its nominating committee, where the election of such proposed director or directors would result in a “Change in Control”; or

(B)           the announcement by any person of an intention to take actions which might reasonably result in a “Change in Control,”

and the “Change in Control” actually occurs within six (6) months after the termination unless the relevant facts and circumstances clearly demonstrate that the possibility that a “Change in Control” would occur was remote as of the date of such termination.

(v)           Notwithstanding the foregoing provisions of this Section 6(k), if any payment or right accruing under this Agreement (without application of this subsection), either alone or together with other payments or rights accruing to Executive from the Company or its affiliate (the “Total Payments”) would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code (the “Code”) and regulations thereunder, such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Agreement being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code, provided that Executive may elect by written notice to the Company that no such reduction occur if after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the Total Payments accruing to Executive would be greater than the amount of the Total Payments as reduced (if applicable) pursuant to this subsection after reduction for federal income taxes.  Executive shall cooperate in good faith with the Company in providing the necessary information for making a determination of the applicability of Section 280G.

7.             Noncompetition; Nonsolicitation; Nondisclosure; etc.

7.1   Noncompetition; Nonsolicitation.

(a)           Executive acknowledges the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industry. In consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 3, 4 and 6), Executive agrees that during the Term (including any extensions thereof) and during the Covered

Time (as defined in Section 7.1(e)), Executive, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business. For purposes of this Section 7, “Competing Business” shall mean any business (a) involving design and production of instant lottery tickets and the management of related marketing and distribution programs, manufacture, sale, operation or management of on-line lottery systems (Lotto-type games), development and commercialization of licensed and other proprietary game entertainment for all lottery product channels, provision of wagering (whether pari-mutuel (pooled) or otherwise) and venue management services for racetracks and off-track betting facilities; production of prepaid cellular phone cards, or any other business in which the Company or its affiliates is then or was within the previous twenty-four months engaged or in which the Company, to Executive’s knowledge, intends to engage during the Term or the Covered Time (as defined below); (b) in which the Executive was engaged or involved (whether in an executive or supervisory capacity or otherwise) on behalf of the Company or with respect to which the Executive has obtained proprietary or confidential information; (c) anywhere in the United States or in any other geographic area in which such business was conducted or planned to be conducted by the Company.

(b)           In further consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 3, 4 and 6), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time Executive shall not, directly or indirectly, without the Company’s approval, (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity; (iii) solicit or attempt to induce any customer, vendor or distributor of the Company to curtail or cancel any business with the Company; or (iv) hire any person who, to Executive’s actual knowledge, is, or was within 180 days prior to such hiring, an employee of the Company.

(c)           Executive agrees that upon the earlier of Executive’s (i) negotiating during the Term (including any extensions thereof) with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) responding (other than for the purpose of declining) during the Term (including any extensions thereof) to an offer of employment from a Competitor, or (iii) becoming employed by a Competitor during the Term or the Covered Time, Executive will provide copies of Section 7 of this Agreement to the Competitor and promptly provide reasonable notice to the Company of such circumstances.  Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company, its subsidiaries or affiliates) that engages, directly or indirectly, in the United States in any Competing Business.

(d)           Executive understands that the restrictions in this Section 7.1 may limit Executive’s ability to earn a livelihood in a business similar to the business of the

Company but nevertheless agrees and acknowledges that the consideration provided under this Agreement (including, without limitation, Sections 3, 4 and 6) is sufficient to justify such restrictions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such restrictions prevent Executive from earning a living or otherwise should be held void or unenforceable.

(e)           For purposes of this Section 7.1, “Covered Time” shall mean the period beginning on the date of termination of Executive’s employment (the “Date of Termination”) and ending twelve months after the Date of Termination.

7.2   Proprietary Information; Inventions.

(a)           Executive acknowledges that during the course of Executive’s employment with the Company Executive necessarily will have (and during any employment by the Company prior to the Term has had) access to and make use of proprietary information and confidential records of the Company. Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any such proprietary information, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. The term “proprietary information” means: (a) the software products, programs, applications, and processes utilized by the Company; (b) the name and/or address of any customer or vendor of the Company or any information concerning the transactions or relations of any customer or vendor of the Company with the Company; (c) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers or vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (d) any information relating to the Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (e) any information identified as confidential or proprietary in any line of business engaged in by the Company; (f) any information that, to Executive’s actual knowledge, the Company ordinarily maintains as confidential or proprietary; (g) any business plans, budgets, advertising or marketing plans; (h) any information contained in any of the Company’s written or oral policies and procedures or manuals; (i) any information belonging to customers, vendors or any other person or entity which the Company, to Executive’s actual knowledge, has agreed to hold in confidence; and (j) all written, graphic, electronic data and other material containing any of the foregoing. Executive acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally known or available to the public or generally known or available to the industry or information that becomes available to Executive on an unrestricted, non-confidential basis from a source other than the Company or its directors, officers, employees, or agents (without breach of any obligation of confidentiality of which Executive has actual knowledge at the time of the relevant disclosure by Executive).

(b)           Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term (and during any employment by the Company prior to the Term) shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. Executive shall further:  (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship. If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term. Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed in Exhibit A to this Agreement.

7.3   Confidentiality and Surrender of Records.  Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company, nor shall Executive retain, and will deliver promptly to the Company, any of the same following termination of Executive’s employment hereunder for any reason or upon request by the Company. For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information. All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

7.4   Nondisparagement.  Executive shall not, during the Term and thereafter, disparage in any material respect the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities. Likewise, the Company agrees that it shall use its best efforts to ensure that the directors, the Chief Executive Officer, and senior officers of the Company who report to the Chief Executive Officer or the Chief Operating Officer do not disparage in any material respect the Executive.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or the Company representatives from making truthful statements that are required by applicable law, regulation or legal process.

7.5   No Other Obligations.  Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Executive covenants that Executive shall not employ the trade secrets or proprietary information of any other person in connection with Executive’s employment by the Company without such person’s authorization.

7.6   Forfeiture of Outstanding Options.  The provisions of Section 6 notwithstanding, if a court of competent jurisdiction or an arbitrator determines that Executive willfully and materially failed to comply with any restrictive covenant under Section 7.1(a) (other than the first sentence thereof), 7.1(b), 7.2 (other than the first sentence of 7.2(a)), 7.3, 7.4, or 7.8, all options (whether granted prior to, contemporaneous with, or subsequent to this Agreement) to purchase Common Stock granted by the Company and held by Executive or a transferee of Executive shall be immediately forfeited and cancelled; provided however, that Executive’s ability to exercise such options shall be suspended during the pendency of such court or arbitration proceeding.

7.7   Enforcement.  Executive acknowledges and agrees that, by virtue of Executive’s position, services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 7 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 7. Executive waives posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 7 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

7.8   Cooperation with Regard to Litigation.  Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by being available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative. In addition, except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company. The Company agrees to pay (or reimburse, if already paid by Executive) all reasonable expenses actually incurred in connection with Executive’s cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by Executive if Executive reasonably determines in good faith, on the advice of counsel, that the Company’s counsel may not ethically represent Executive in connection with such action, suit or proceeding due to actual or potential conflicts of interests.  If the amount of time required for Executive to provide such cooperation exceeds three days during any calendar year, then the Company shall pay Executive $3,750 per day that Executive spends at least four hours providing such assistance.

7.9   Survival.  The provisions of this Section 7 shall survive the termination of the Term and any termination or expiration of this Agreement.

7.10 Company.  For purposes of this Section 7, references to the “Company” shall include both the Company and each subsidiary and/or affiliate of the Company.

8.             Indemnification.  During the Term of this Agreement and all periods after the expiration of this Agreement or termination of Executive’s employment for any reason, the Company shall indemnify Executive to the full extent permitted under the Company’s Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time. To the extent permitted under the Company’s Certificate of Incorporation and By-Laws and applicable law, the Company shall advance expenses for which indemnification may be claimed as such expenses are incurred, subject to any requirement that Executive provide an undertaking to repay such advances if it is ultimately determined that Executive is not entitled to indemnification; provided, however, that any determination required to be made with respect to whether Executive’s conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Company’s Certificate of Incorporation, By-Laws, or other agreement, shall be made by independent counsel mutually acceptable to Executive and the Company (except to the extent otherwise required by law). Any provision contained herein notwithstanding, this Agreement shall not limit or reduce, and the Company hereby agrees to provide to Executive, any and all rights to indemnification Executive would otherwise have, to the full extent permitted under applicable law. In addition, the Company will maintain directors’ and officers’ liability insurance in effect and covering acts and omissions of Executive. For purposes of this Section 8, references to the “Company” shall include both the Company and each of its subsidiaries and/or affiliate for which Executive has acted, acts or will in the future act in any capacity. The provisions of this Section 8 shall survive the termination of the Term and any termination or expiration of this Agreement.

9.             Notices.  Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

To the Company:

Scientific Games Corporation

750 Lexington Avenue

New York, NY  10022

Attention: General Counsel

with a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY  10036

Attention:  Howard Rothman, Esq.

To Executive:

Michael Chambrello

504 Mount Vernon Road

Plantsville, CT  06479

with a copy to:

Outten & Golden

3 Park Avenue, 29th Floor

New York, NY  10016

Attention:  Wayne Outten, Esq.

10.           Assignability; Binding Effect.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution and as specified below. The Company may assign this Agreement and the Company’s rights and obligations hereunder, and shall assign this Agreement and such rights and obligations, to any Successor (as hereinafter defined) which, by operation of law or otherwise, continues to carry on substantially the business of the Company (or a business unit of the Company for which Executive provided services) prior to the event of succession, and the Company shall, as a condition of the succession, require such Successor to agree in writing to assume the Company’s obligations and be bound by this Agreement. For purposes of this Agreement, “Successor” shall mean any person that succeeds to, or has the practical ability to control, the Company’s business directly or indirectly, by merger or consolidation, by purchase or ownership of voting securities of the Company or all or substantially all of its assets or those relating to a particular business unit of the Company to which Executive provides services, or otherwise. The Company may also assign this Agreement and the Company’s rights and obligations hereunder to any affiliate of the Company, provided that upon any such assignment the Company shall remain liable for the obligations to Executive hereunder. This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

11.           Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. Exhibit B lists all existing agreements and understandings which shall be terminated as of the Effective Date. This Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay by either party in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party of any such right or remedy shall preclude other or further exercise thereof.

12.           Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

13.           Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

14.           Governing Law; Arbitration.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.

(b)           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction to enforce any provision of Section 7.  The prevailing party in any proceeding arising under or in connection with this Agreement shall be awarded its costs and reasonable attorneys’ fees incurred in connection with such proceeding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking enforcement of Section 7, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) any of the courts of the State of New York; or (iii) any other court having jurisdiction. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15.           Titles and Captions.  All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on                       , to be deemed effective as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:
Name:
Title:

EXECUTIVE

Name: Michael Chambrello

EXHIBIT A

LIST OF PRE-EXISTING INVENTIONS OF EXECUTIVE

None.

EXHIBIT B

LIST OF PRE-EXISTING AGREEMENTS
BETWEEN EXECUTIVE AND THE COMPANY

None.

EXHIBIT C

FORM OF STOCK OPTION AGREEMENT

EXHIBIT D

ADDITIONAL BENEFITS AND/OR PERQUISITES

SERP.  During the term, Executive shall be entitled to participate in the Scientific Games Corporation Supplemental Executive Retirement Plan, as amended and restated effective November 1, 2003 (“SERP”) in accordance with its terms, subject to the Company’s right to at any time amend or terminate any such plan or program, provided that Executive’s benefits under the SERP shall be no greater than $500,000 per annum.

Housing Allowance.  Executive shall receive a monthly housing allowance of $5,000 for expenses relating to apartments used by Executive in New York City and Atlanta, Georgia, to be paid as directed by Executive.

Commutation Allowance.  Executive shall be paid a monthly commutation allowance of $2,500.